EXHIBIT 99.1

BJ’S RESTAURANTS, INC. PROVIDES BUSINESS UPDATE

HUNTINGTON BEACH, Calif., March 23, 2020 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) (“the Company”) today announced a range of actions that management and the Board of Directors are implementing to enhance the Company’s liquidity given the business disruptions resulting from the efforts to contain the rapid nationwide spread of COVID-19 including the vast mandated self-quarantines and closures of non-essential business throughout the United States. These actions include the Board of Directors’ decision to defer the Company’s previously declared quarterly dividend payment of $0.13 per share of common stock payable March 24, 2020, for shareholders of record as of March 10, 2020. Payment of such dividend is being deferred until such time that the Board of Directors determines such payment is prudent in light of the Company’s capital needs. In addition, the Board of Directors has suspended future quarterly dividends until the significant uncertainty of the current situation has passed and it is determined that resumption of dividend payments is in the best interest of the Company and its shareholders.

“Our ability to operate at full capacity has been impacted as numerous states and local governments have effected ordinances to protect the public through social distancing,” commented Greg Trojan, CEO of BJ’s Restaurants, Inc. “All of our restaurants currently remain open and continue serving the communities where they operate through take-out and delivery. In these early days with mandated dining room closures, our off premise sales through takeout and delivery channels have increased as our guests are shifting how they enjoy our food. In the current environment, our focus is on continuing to drive growth in our off premise business while prudently managing costs. The number of restaurants remaining open may change due to the fluidity of the situation and changing ordinances.

“In these unprecedented times, management is taking all necessary and appropriate steps to maximize our liquidity as we manage our business through the current environment,” commented Greg Trojan. “These actions include stopping all capital spending, including delaying or cancelling our new restaurant openings for 2020, and significantly reducing our operating expenses to reflect reduced sales volumes as well as the elimination of all non-essential spending. In an abundance of caution, we have drawn down all remaining amounts under our $250 million line of credit and currently have over $95 million of cash on our balance sheet. While we believe we have sufficient liquidity with our current capital position, we will continue to monitor and evaluate all financing alternatives as these unprecedented events evolve.”

"We believe the combination of these actions positions us well to manage the near term volatility presented by current market conditions," commented Greg Levin, President and CFO. “In a scenario where all of our restaurants are closed, we estimate that our ongoing weekly operating costs would be approximately $5 million based on current assumptions which include complete retention of our restaurant management, field operations and support teams. BJ’s has always been a leader in average unit volumes with a broad and flexible menu that travels well. As such, our objective is to extend our ability to fund the business by generating incremental cash flow through efficiently operating our restaurants at reduced off premise sales levels.”

Trojan concluded, “As we rapidly adjust to day-to-day changes, I join the executive leadership team in thanking our restaurant and operating teams for their unique ability to deliver BJ’s gold standard level of guest service and find new ways to support the needs of the people in the communities where we operate regardless of the circumstances. We stand by each one of our team members and loyal guests and look forward to resuming normal operations as conditions permit.”

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu with over 140 offerings has something for everyone: slow-roasted entrees like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 209 casual dining restaurants. All restaurants offer dine-in, take-out, delivery and large party catering. BJ’s restaurants are located in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding our expected weekly operating costs and capital expenditures, our available liquidity, our cost cutting and capital preservation measures, and effects of the Covid-19 pandemic on our business. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the length and severity of the current Covid-19 pandemic and its effect on restaurant sales and operations, (ii) the effect of any governmental action or mandated employer-paid benefits in response to the Covid-19 pandemic, (iii) our ability to manage costs and reduce expenditures in a low or zero revenue environment, (iv) the availability of additional financing if and when required, and (v) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.